                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY
================================================================================





                               CREDIT AGREEMENT



                                  ----------




                             PLAINS ILLINOIS INC.



                                      and



            INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL CORPORATION,

                    Individually as a Lender and as Agent,



                      and CERTAIN FINANCIAL INSTITUTIONS

                                  as Lenders




                                  ----------




                                  $42,000,000


                               December 22, 1995



================================================================================

                             CREDIT AGREEMENT

                             TABLE OF CONTENTS

                                                                         Page
                                                                         ----
     ARTICLE I - Definitions and References. . . . . . . . . . . . . . .   1
          Section 1.1.  Defined Terms. . . . . . . . . . . . . . . . . .   1
          Section 1.2.  Exhibits and Schedules; Additional Definitions .  10
          Section 1.3.  Amendment of Defined Instruments . . . . . . . .  11
          Section 1.4.  References and Titles. . . . . . . . . . . . . .  11
          Section 1.5.  Calculations and Determinations. . . . . . . . .  11

     ARTICLE II - The Loan . . . . . . . . . . . . . . . . . . . . . . .  11
          Section 2.1.  Making the Loans . . . . . . . . . . . . . . . .  11
          Section 2.2.  Requesting the Loan. . . . . . . . . . . . . . .  11
          Section 2.3.  Use of Proceeds. . . . . . . . . . . . . . . . .  12
          Section 2.4.  Rate Elections . . . . . . . . . . . . . . . . .  12
          Section 2.5.  Arrangement and Facility Fees. . . . . . . . . .  13
          Section 2.6.  Optional Prepayments . . . . . . . . . . . . . .  13
          Section 2.7.  Mandatory Prepayments. . . . . . . . . . . . . .  13
          Section 2.8.  Payments to Lenders. . . . . . . . . . . . . . .  14
          Section 2.9.  Initial Borrowing Base . . . . . . . . . . . . .  15
          Section 2.10.  Subsequent Determinations of Borrowing Base . .  15
          Section 2.11.  Capital Reimbursement . . . . . . . . . . . . .  15
          Section 2.12.  Increased Cost of Fixed Rate Portions . . . . .  16
          Section 2.13.  Availability. . . . . . . . . . . . . . . . . .  16

     ARTICLE III - Conditions Precedent to Lending . . . . . . . . . . .  17
          Section 3.1.  Documents to be Delivered. . . . . . . . . . . .  17
          Section 3.2.  Additional Conditions Precedent. . . . . . . . .  18

     ARTICLE IV - Representations and Warranties . . . . . . . . . . . .  19
          Section 4.1.  Borrower's Representations and Warranties. . . .  19
          Section 4.2.  Representation by Lenders. . . . . . . . . . . .  25

     ARTICLE V - Covenants of Borrower . . . . . . . . . . . . . . . . .  25
          Section 5.1.  Affirmative Covenants. . . . . . . . . . . . . .  25
          Section 5.2.  Negative Covenants . . . . . . . . . . . . . . .  31

     ARTICLE VI - Security . . . . . . . . . . . . . . . . . . . . . . .  34
          Section 6.1.  The Security . . . . . . . . . . . . . . . . . .  34
          Section 6.2.  Agreement to Deliver Security Documents. . . . .  34
          Section 6.3.  Perfection and Protection of Security Interests
                         and Liens . . . . . . . . . . . . . . . . . . .  35
          Section 6.4.  Bank Accounts; Offset. . . . . . . . . . . . . .  35
          Section 6.5.  Production Proceeds. . . . . . . . . . . . . . .  35

     ARTICLE VII - Events of Default and Remedies. . . . . . . . . . . .  36
          Section 7.1.  Events of Default. . . . . . . . . . . . . . . .  36
          Section 7.2.  Remedies . . . . . . . . . . . . . . . . . . . .  38
          Section 7.3.  Indemnity. . . . . . . . . . . . . . . . . . . .  38

     ARTICLE VIII - Agent. . . . . . . . . . . . . . . . . . . . . . . .  39
          Section 8.1.  Appointment and Authority. . . . . . . . . . . .  39
          Section 8.2.  Exculpation, Agent's Reliance, Etc.. . . . . . .  39
          Section 8.3.  Lenders' Credit Decisions. . . . . . . . . . . .  40
          Section 8.4.  Indemnification. . . . . . . . . . . . . . . . .  40
          Section 8.5.  Rights as Lender . . . . . . . . . . . . . . . .  41
          Section 8.6.  Sharing of Set-Offs and Other Payments . . . . .  41
          Section 8.7.  Investments. . . . . . . . . . . . . . . . . . .  41
          Section 8.8.  Benefit of Article VIII. . . . . . . . . . . . .  42
          Section 8.9.  Resignation. . . . . . . . . . . . . . . . . . .  42

     ARTICLE IX - Miscellaneous. . . . . . . . . . . . . . . . . . . . .  42
          Section 9.1.  Waivers and Amendments; Acknowledgements . . . .  42
          Section 9.2.  Survival of Agreements; Cumulative Nature. . . .  44
          Section 9.3.  Notices. . . . . . . . . . . . . . . . . . . . .  44
          Section 9.4.  Parties in Interest. . . . . . . . . . . . . . .  45
          SECTION 9.5.  GOVERNING LAW; SUBMISSION TO PROCESS . . . . . .  45
          Section 9.6.  Limitation on Interest . . . . . . . . . . . . .  46
          Section 9.7.  Termination; Limited Survival. . . . . . . . . .  47
          Section 9.8.  Severability . . . . . . . . . . . . . . . . . .  47
          Section 9.9.  Counterparts . . . . . . . . . . . . . . . . . .  47
          SECTION 9.10. WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. . .  47


Schedules and Exhibits:

SCHEDULE 1 --  Disclosure Schedule
SCHEDULE 2 --  Security Schedule
SCHEDULE 3 --  Examined Properties
SCHEDULE 4 --  Insurance
SCHEDULE 5 --  Lease Operating Expenses

EXHIBIT A  --  Promissory Note
EXHIBIT B  --  Request for Loans
EXHIBIT C  --  Rate Election
EXHIBIT D  --  Certificate Accompanying Financial Statements
EXHIBIT E  --  Environmental Compliance Certificate
EXHIBIT F-1 -- Opinion of Michael R. Patterson, Esq., general counsel for
                Borrower
EXHIBIT F-2 -- Opinion of Fulbright & Jaworski L.L.P.,
                special New York counsel for Borrower


                               CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is made as of December 22, 1995, by and among Plains Illinois Inc., a Delaware corporation ("Borrower"), Internationale Nederlanden (U.S.) Capital Corporation ("ING Capital"), individually as a Lender, the other Lenders from time to time party to this Agreement, and ING Capital as agent for the Lenders (in such capacity, "Agent"). In consideration of the mutual covenants and agreements contained herein the parties hereto agree as follows:

                    ARTICLE I - Definitions and References

     Section 1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given it in this Section 1.1 or in the sections and subsections referred to below:

     "Acquired Properties" means the properties to be sold by Seller and purchased by Borrower pursuant to the Acquisition Documents.

     "Acquisition Documents" means (i) the Marathon Acquisition Agreement,
(ii) the Crete Acquisition Agreement, (iii) that certain Instrument of Conveyance of even date herewith by Seller in favor of Borrower, (iv) that certain Operating Agreement of even date herewith between Borrower and Crete, and (v) all other agreements, certificates, documents, instruments and other writings delivered in connection therewith.

     "Affiliate" means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power

          (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

          (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Agent" shall have the meaning assigned to such term in the first paragraph of this Agreement as agent hereunder, and its successors in such capacity; provided, however, that until such time as a Lender other than ING Capital becomes a party hereto, "Agent" shall mean ING Capital, individually.

     "Agreement" means this Credit Agreement.

     "Base Rate" means the Base Rate Margin plus the higher of (a) the Federal Funds Rate for such day plus one-half percent (0.5%) and (b) the arithmetic average of the rates of interest publicly announced by The Chase Manhattan Bank (National Association), Citibank, N.A. and Morgan Guaranty Trust Company of New York (or their respective successors) as their respective prime commercial lending rates (or, as to any such bank that does not announce such a rate, such bank's 'base' or other rate determined by Agent to be the equivalent rate announced by such bank), except that, if any such bank shall, for any period, cease to announce publicly its prime commercial lending (or equivalent) rate, Agent shall, during such period, determine the "Base Rate" based upon the prime commercial lending (or equivalent) rates announced publicly by the other such banks. The Base Rate shall in no event, however, exceed the Highest Lawful Rate.

     "Base Rate Margin" means (a) one-quarter percent (0.25%) during the period from the date hereof until September 30, 1996 and (b) one and one-quarter percent (1.25%) thereafter.

     "Base Rate Portion" means that portion of the unpaid principal balance of the Loan which is not made up of Fixed Rate Portions.

     "Borrower" means Plains Illinois Inc., a Delaware corporation.

     "Borrowing Base" means, at the particular time in question, either the amount provided for in Section 2.9 or the amount determined by Agent in accordance with the provisions of Section 2.10.

     "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in New York, New York. Any Business Day in any way relating to Fixed Rate Portions (such as the day on which an Interest Period begins or ends) must also be a day on which, in the judgment of Agent, significant transactions in dollars are carried out in the interbank eurocurrency market.

     "Change of Control" means any Person, or two or more Persons acting as a group, other than Plains, shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and including holding proxies to vote for the election of directors) of forty percent (40%) or more of the outstanding common stock of Borrower.

     "Collateral" means all property of any kind which is subject to a Lien in favor of Lenders (or in favor of Agent for the benefit of Lenders) or which, under the terms of any Security Document, is purported to be subject to such a Lien.

     "Crete" means Crete Oil Company, Inc., an Illinois corporation.

     "Crete Acquisition Agreement" means that certain Acquisition Agreement dated November 28, 1995, among Crete, Plains and Borrower, as amended by a First Amendment to Acquisition Agreement dated December 4, 1995.

     "Debt" means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

     "Default" means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

     "Determination Date" has the meaning given it in Section 2.10.

     "Disclosure Schedule" means Schedule 1 hereto.

     "Engineering Report" means the Initial Engineering Report and each engineering report delivered pursuant to Section 5.1(b)(iii).

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

     "ERISA Plan" means any employee pension benefit plan subject to Title IV of ERISA maintained by Borrower or any Affiliate thereof with respect to which Borrower has a fixed or contingent liability.

     "Eurodollar Rate" means, with respect to each particular Fixed Rate Portion within a Tranche and with respect to the related Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) reported, on the date two Business Days prior to the first day of such Interest Period, on Telerate Access Service Page 3750 (British Bankers Association Settlement Rate) as the London Interbank Offered Rate for dollar deposits having a term comparable to such Interest Period and in an amount of $1,000,000 or more (or, if such Page shall cease to be publicly available or if the information contained on such Page, in Agent's sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, as reported by any publicly available source of similar market data selected by Agent that, in Agent's sole judgment, accurately reflects such London Interbank Offered Rate).

     "Event of Default" has the meaning given it in Section 7.1.

     "Federal Funds Rate" shall mean, for any day, the rate per annum
(rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be such rate as reported by any publicly available source of similar market data selected by Agent that, in Agent's sole judgment, accurately reflects such rate on overnight Federal funds transactions.

     "Field Level Net Revenue" means, for a particular month:

     (a) gross revenue accrued during such month with respect to the Mortgaged Property (the gross amount realized from production sold during such month, net of transportation expenses and after deduction of royalties, overriding royalties and other leasehold burdens with respect to the Mortgaged Property) plus other cash receipts received during such month with respect to the Mortgaged Property, other than insurance proceeds used by Borrower within six months of receipt thereof to repair or replace the insured property relating thereto, minus the following, to the extent accrued during such month:
(i) lease operating expenses with respect to the Mortgaged Property for such month in an amount not greater than the amount of such lease operating expenses for such month as set forth on Schedule 5 attached hereto, and (ii) production taxes with respect to the Mortgaged Property; plus

     (b) the net cash flow accrued during such month with respect to the Acquired Properties other than the Mortgaged Property.

     All net payments to Plains under any Hedging Contract entered into by Plains and attributed to the Acquired Properties will be deemed to be a cash receipt attributable to the Acquired Properties, and all net payments by Plains under any such Hedging Contract shall be a deduction from gross revenues attributable to the Acquired Properties, in either case whether or not such payment is borne or received by Borrower.

     "Fiscal Quarter" means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

     "Fiscal Year" means a twelve-month period ending on December 31 of any year.

     "Fixed Rate" means, with respect to each particular Fixed Rate Portion and the associated Eurodollar Rate and Reserve Percentage, the rate per annum calculated by Agent (rounded upwards, if necessary, to the next higher 0.01%) determined on a daily basis pursuant to the following formula:

     Fixed Rate =

     Eurodollar Rate              +  A
     ---------------------------
     100.0% - Reserve Percentage
where A means 2% during the period from the date hereof through and including September 30, 1996, and 3% thereafter. The Fixed Rate for any Fixed Rate Portion shall change whenever A changes, but if the Reserve Percentage changes during the Interest Period for a Fixed Rate Portion, Agent may, at its option, either change the Fixed Rate for such Fixed Rate Portion or leave it unchanged for the duration of such Interest Period. The Fixed Rate shall in no event, however, exceed the Highest Lawful Rate.

     "Fixed Rate Portion" means any portion of the unpaid principal balance of a Loan constituting a portion of a Tranche designated by Borrower in a Rate Election.

     "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Borrower, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to Borrower may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender and Majority Lenders agree to such change insofar as it affects the accounting of Borrower.

     "Hazardous Materials" means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

     "Hedging Contract" means any futures contract, forward contract, swap, cap or collar contract, option contract, hedging contract, other derivative contract, or similar agreement.

     "Hedging Plan" means Borrower's Hedging Strategy dated as of the date hereof regarding Borrower's hedging objectives and strategy with respect to the Acquired Properties, as from time to time revised or updated as provided in
Section 5.1(b)(vii).

     "Highest Lawful Rate" means, with respect to each Lender, the maximum nonusurious rate of interest that such Lender is permitted under applicable law to contract for, take, charge, or receive with respect to its Loan. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender at a rate in excess of the Highest Lawful Rate applicable to such Lender.

     "ING Capital" shall have the meaning assigned to such term in the first paragraph of this Agreement, as a Lender hereunder and its successors in such capacity.

     "Initial Engineering Report" means the engineering reports concerning oil and gas properties of Borrower furnished to Agent and Lenders prior to the date hereof.

     "Initial Financial Statements" means (i) the pro forma balance sheet and statement of earnings of Borrower as of the date hereof and (ii) a statement of sources and uses of funds by Borrower in connection with the consummation of the acquisition of the Acquired Properties pursuant to the Acquisition Documents, certified by the chief financial officer of Borrower.

     "Interest Period" means, with respect to each particular Fixed Rate Portion of a Loan, a period of 1, 2 or 3 months (or, as to the first Rate Election, 6 months), as specified in the Rate Election applicable thereto, beginning on and including the date specified in such Rate Election (which must be a Business Day), and ending on but not including the same day of the month as the day on which it began (e.g., a period beginning on the third day of one month shall end on but not include the third day of another month), provided that each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the immediately preceding Business Day). No Interest Period may be elected which would extend past the date on which the associated Note is due and payable in full.

     "Late Payment Rate" means, at the time in question, four percent (4.0%) per annum plus the Base Rate then in effect; provided that, with respect to any Fixed Rate Portion with an Interest Period extending beyond the date such Fixed Rate Portion becomes due and payable, "Late Payment Rate" shall mean four percent (4.0%) per annum plus the related Fixed Rate. The Late Payment Rate shall in no event, however, exceed the Highest Lawful Rate.

     "Lenders" means each signatory hereto (other than Borrower), including
ING Capital in its capacity as a Lender hereunder rather than as Agent, and the successors of each as holder of a Note; provided, however, that until such time as a Lender other than ING Capital becomes a party hereto, "Lenders" shall mean ING Capital, individually.

     "Lien" means, with respect to any property or assets, any right or interest therein of a creditor to secure Debt owed to him or any other arrangement with such creditor which provides for the payment of such Debt out of such property or assets or which allows him to have such Debt satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic's or materialman's lien, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. "Lien" also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

     "Loan" has the meaning given it in Section 2.1.

     "Loan Documents" means this Agreement, the Notes, the Security
Documents and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets, commitment letters, correspondence and similar documents used in the negotiation hereof, except to the extent the same contain information about Borrower or its Affiliates, properties, business or prospects).

     "Majority Lenders" means Lenders having Percentage Shares equal to sixty-six and two-thirds percent (66 2/3%).

     "Marathon Acquisition Agreement" means that certain Purchase and Sale Agreement dated October 31, 1995 between Seller and Borrower, as assignee of Plains, as assignee of Crete, among Seller, Crete, Plains and Borrower, as amended by an Amendment to Purchase and Sale Agreement dated December 4, 1995.

     "Material Adverse Effect" shall mean a material adverse effect on any of the following, either individually or in the aggregate with all other events and circumstances then existing which would be a Default if such events or circumstances were to have a Material Adverse Effect: (a) the financial condition, business, operation or prospects of Borrower, (b) the ability of Borrower to perform its obligations under any of the Loan Documents or (c) the aggregate value of the security provided to Lenders under the Security Documents.

     "Mortgage" means that certain Mortgage, Assignment, Security Agreement and Fixture Filing of even date herewith by Borrower in favor of Agent, for the benefit of Lenders.

     "Mortgaged Property" has the meaning given it in the Mortgage.

     "Note" has the meaning given it in Section 2.1.

     "Obligations" means all Debt from time to time owing by Borrower to Agent or any Lender under or pursuant to any of the Loan Documents. "Obligation" means any part of the Obligations.

     "Percentage Share" means, with respect to any Lender (a) when used in Sections 2.1, in any Request for Loans or when no Loans are outstanding hereunder, the percentage set forth opposite such Lender's name on the signature pages of this Agreement, and (b) when used otherwise, the percentage equal to the unpaid principal balance of such Lender's Loan at the time in question divided by the aggregate unpaid principal balance of all Loans at such time.

     "Permitted Investments" means investments:

          (a) in open market commercial paper, maturing within 270 days after acquisition thereof, which has the highest or second highest credit rating given by either Rating Agency.

          (b) in marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America.

          (c) in demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of any Lender or with a domestic office of any national or state bank or trust company which is organized under the laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose certificates of deposit have the highest credit rating given by either Rating Agency.

     "Person" means an individual, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

     "Plains" means Plains Resources Inc., a Delaware corporation.

     "Prohibited Lien" means any Lien not expressly allowed under Section
5.2(b).

     "Property" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

     "Rate Election" has the meaning given it in Section 2.4.

     "Rating Agency" means either Standard & Poor's Ratings Group (a division of McGraw Hill, Inc.) or Moody's Investors Service, Inc., or their respective successors.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.

     "Request for Loans" means a written or telephonic request, with written confirmation, made by Borrower which meets the requirements of Section 2.2.

     "Required Hedges" means (i) Hedging Contracts as contemplated by and pursuant to the Hedging Plan, and (ii) Hedging Contracts with the purpose and effect of fixing interest rates on a principal amount of indebtedness of Borrower that is accruing interest at a variable rate as from time to time required by or otherwise acceptable to Agent in its discretion.

     "Reserve Percentage" means, on any day with respect to each particular Fixed Rate Portion in a Tranche, the maximum reserve requirement, as determined by Agent (including without limitation any basic, supplemental, marginal, emergency or similar reserves), expressed as a percentage and rounded to the next higher 0.01%, which would then apply to Agent under Regulation D with respect to "Eurocurrency liabilities" (as such term is defined in Regulation D) equal in amount to Agent's Fixed Rate Portion in such Tranche, were Agent to have any such "Eurocurrency liabilities". If such reserve requirement shall change after the date hereof, the Reserve Percentage shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each such change in such reserve requirement.

     "Restricted Debt" of any Person means Debt in any of the following categories:

          (a)  Debt for borrowed money,

          (b) Debt constituting an obligation to pay the deferred purchase price of property or services,

          (c) Debt evidenced by a bond, debenture, note or similar instrument,

          (d) Consensual Debt which (i) would under GAAP be shown on such Person's balance sheet as a liability, and (ii) is payable more than one year from the date of creation thereof (other than reserves for taxes and reserves for contingent obligations),

          (e)  Debt arising under Hedging Contracts,

          (f) Debt constituting principal under leases capitalized in accordance with GAAP,

          (g) Debt arising under conditional sales or other title retention agreements,

          (h) Debt owing under direct or indirect guaranties of Debt of any other Person or constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Debt of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Debt, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection,

          (i) Debt (for example, repurchase agreements) consisting of an obligation to purchase securities or other property, if such Debt arises out of or in connection with the sale of the same or similar securities or property,

          (j) Debt with respect to letters of credit or applications or reimbursement agreements therefor,

          (k) Debt with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under "take-or-pay" contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment), or

          (l) Debt with respect to other obligations to deliver goods or services in consideration of advance payments therefor;

provided, however, that the "Restricted Debt" of any Person shall not include Debt that was incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Debt is outstanding more than 120 days past the original invoice or billing date therefor (unless the same is being contested as provided in Section 5.1(g)).

     "Security Documents" means the instruments listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by Borrower to Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of Borrower's other duties and obligations under the Loan Documents.

     "Security Schedule" means Schedule 2 hereto.

     "Seller" means Marathon Oil Company, an Ohio corporation.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person.

     "Termination Event" means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(b)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(b) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of Borrower or of any Affiliate of Borrower from an ERISA Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

     "Tranche" has the meaning given it in Section 2.4.

     Section 1.2. Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

     Section 1.3. Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

     Section 1.4. References and Titles. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases "this section" and "this subsection" and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation". Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     Section 1.5. Calculations and Determinations. All calculations under the Loan Documents of fees and of interest shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. Each determination by Agent or a Lender of amounts to be paid under Sections 2.11 through 2.13 or any other matters which are to be determined hereunder by Agent or a Lender (such as any Eurodollar Rate, Fixed Rate, Business Day, Interest Period, or Reserve Percentage) shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Majority Lenders otherwise consent all financial statements and reports furnished to Agent or any Lender hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.

                            ARTICLE II - The Loans

     Section 2.1. Making the Loans. Subject to the terms and conditions hereof, each Lender agrees to make a single advance to Borrower on or before December 26, 1995, in an amount which does not exceed such Lender's Percentage Share of $42,000,000 (or, if less, such Lender's Percentage Share of the aggregate amount then requested from all Lenders). Borrower's obligation to repay to such Lender the amount of such advance (such Lender's "Loan"), together with interest accruing in connection therewith, shall be evidenced by a single promissory note (such Lender's "Note") made by Borrower payable to the order of such Lender in the form of Exhibit A with appropriate insertions. Interest on each Note shall accrue and be due and payable as provided herein and therein.

     Section 2.2. Requesting the Loan. Before the Loan is made Borrower must give Agent a written request therefor in the form and substance of the "Request for Loans" attached hereto as Exhibit B, duly completed. If all conditions precedent to the Loan have been met, each Lender will on the date specified in such request promptly remit to Agent, at such account of Agent as shall be specified, the amount of such Lender's Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to the Loans have been neither met nor waived as provided herein, Agent shall make the Loans available to Borrower in immediately available funds at Agent's office in New York, New York. Each Request for Loans shall be irrevocable and binding on Borrower. Unless Agent shall have received prompt notice from a Lender that such Lender will not make available to Agent such Lender's Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with this section and Agent may if it chooses, in reliance upon such assumption, make such Loan available to Borrower. If and to the extent such Lender shall not so make its Loan available to Agent, such Lender and Borrower severally agree to pay or repay to Agent within three days after demand the amount of such Loan together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to Agent, at the interest rate applicable at the time to the other Loans made on such date. The failure of any Lender to make any Loan to be made by it hereunder shall not relieve any other Lender of its obligation hereunder, if any, to make its Loan, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender.

     Section 2.3. Use of Proceeds. Borrower shall use all funds lent hereunder to fund the purchase price of the Acquired Properties pursuant to the Acquisition Documents and related fees and expenses. In no event shall the funds lent hereunder be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any "margin stock" or any "margin securities" (as such terms are defined respectively in Regulation U and Regulation G promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities. Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower's important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock or margin securities.

     Section 2.4. Rate Elections. Borrower may from time to time designate all or any portions of the Loans (excluding any portions of the Loans which are required to be repaid prior to the end of the designated Interest Period) as a "Tranche", which term refers to a set of Fixed Rate Portions with identical Interest Periods and with each Lender participating in such Tranche in accordance with its Percentage Share. Without the consent of Majority Lenders, Borrower may make no such election during the continuance of a Default, and Borrower may make such an election with respect to already existing Fixed Rate Portions only if such election will take effect at or after the termination of the Interest Period applicable thereto. Each election by Borrower of a Tranche shall:

          (a) Be made in writing in the form and substance of the "Rate Election" attached hereto as Exhibit C, duly completed;

          (b) Specify the aggregate amount of the Loans which Borrower desires to designate as such Tranche, the first day of the Interest Period which is to apply thereto, and the length of such Interest Period; and

          (c) Be received by Agent not later than 10:00 a.m., New York, New York time, on the third Business Day preceding the first day of the specified Interest Period.

Promptly after receiving any such election (a "Rate Election") which meets the requirements of this section, Agent shall notify each Lender thereof. Each Rate Election shall be irrevocable. Borrower may make no Rate Election which does not specify an Interest Period complying with the definition of "Interest Period" in Section 1.1, and the aggregate amount of the Tranche elected in any Rate Election must be $500,000 or a higher integral multiple of $100,000. Upon the termination of each Interest Period the portion of each Loan within the related Tranche shall, unless the subject of a new Rate Election then taking effect, automatically be deemed to be the subject of a new Rate Election then taking effect with an Interest Period of one month. Borrower shall have no more than three Tranches in effect at any time.

     Section 2.5. Arrangement and Facility Fees. In consideration of the Loans, Borrower agrees to pay to Agent for its own account an arrangement fee pursuant to a letter agreement of even date herewith between Agent and Borrower. Borrower agrees to pay to Agent an additional quarterly facility fee of three-quarters percent (0.75%) per annum on the outstanding principal balance of the Loans commencing with the Fiscal Quarter beginning October 1, 1996, which shall be due and payable in arrears on the last day of each Fiscal Quarter and at the final maturity of the Notes. Such quarterly facility fee shall be for the account of each Lender in accordance with such Lender's Percentage Share of the Loans.

     Section 2.6. Optional Prepayments. Borrower may, upon three Business Days' notice to each Lender, from time to time and without premium or penalty prepay the Notes, in whole or in part, so long as the aggregate amount of all partial prepayments of principal concurrently paid on the Notes equals $500,000 or any higher integral multiple of $100,000, and so long as Borrower does not prepay any Fixed Rate Portion. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

     Section 2.7. Mandatory Prepayments. (a) On or before the last day of each month, commencing February 29, 1996, Borrower shall pay to Lenders eighty-five percent (85%) of the amount of the Field Level Net Revenues of Borrower for the previous month. Such amount shall be applied (as of the date as provided in Section 2.8) (i) first to interest then due and payable on the Notes, and (ii) then as a mandatory prepayment of principal on the Notes.

     (b) If the aggregate unpaid principal balance of the Loans ever exceeds the Borrowing Base, Borrower shall, within twenty Business Days after Agent gives notice of such fact to Borrower, prepay the principal of the Loans in an amount at least equal to such excess.

     (c) Immediately upon each sale of any stock of Borrower as permitted under Section 5.2(d), the Obligations shall be due and payable in an amount equal to the proceeds of such sale, net of costs of sale and issuance.

     (d) Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

     Section 2.8. Payments to Lenders. Borrower will make each payment which it owes under the Loan Documents to Agent for the account of Agent or the Lender to whom such payment is owed. Each such payment must be received by Agent not later than 11:00 a.m., New York, New York time, on the date such payment becomes due and payable, in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds. Any payment received by Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place provided therein and, if no specific place of payment is provided, shall be due and payable at the place of payment of Agent's Note. When Agent collects or receives money on account of the Obligations, Agent shall distribute all money so collected or received, and Lenders and Agent shall apply all such money so distributed, as follows:

          (a) first, for the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due Agent under Section 5.1(i) or (j) and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lenders shall otherwise agree);

          (b) then for the prepayment of amounts owing under the Loan Documents (other than principal on the Notes) if so specified by Borrower;

          (c) then for the prepayment of principal on the Notes, together with accrued and unpaid interest on the principal so prepaid; and

          (d)  last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Sections 2.6 and 2.7. All distributions of amounts described in any of subsections (b), (c) or (d) above shall be made by Agent pro rata to

Agent and each Lender then owed Obligations described in such subsection in proportion to all amounts owed to Agent and all Lenders which are described in such subsection.

     Section 2.9. Initial Borrowing Base. During the period from the date hereof to the first Determination Date the Borrowing Base shall be $42,000,000.

     Section 2.10. Subsequent Determinations of Borrowing Base. By March 15 and September 1 of each year, commencing March 15, 1997, Borrower shall furnish to each Lender all information, reports and data which Agent has then requested concerning Borrower's business and properties (including Borrower's oil and gas properties and interests and the reserves and production relating thereto), together with the Engineering Report described in Section 5.1(b)(iii). Within forty-five days after receiving such information, reports and data, or as promptly thereafter as practicable, Majority Lenders shall agree upon an amount for the Borrowing Base and Agent shall by notice to Borrower designate such amount as the new Borrowing Base available to Borrower hereunder, which designation shall take effect immediately on the date such notice is sent (a "Determination Date") and shall remain in effect until but not including the next date as of which the Borrowing Base is redetermined. If Borrower does not furnish all such information, reports and data by the date specified in the first sentence of this section, Agent may nonetheless designate the Borrowing Base at any amount which Majority Lenders determine and may redesignate the Borrowing Base from time to time thereafter until each Lender receives all such information, reports and data, whereupon Majority Lenders shall designate a new Borrowing Base as described above. Majority Lenders shall determine the amount of the Borrowing Base based upon the loan collateral value which they in their discretion assign to the various oil and gas properties of Borrower at the time in question and based upon such other credit factors (including without limitation the assets, liabilities, cash flow, hedged and unhedged exposure to price, foreign exchange rate, and interest rate changes, business, properties, prospects, management and ownership of Borrower and its Affiliates) as they in their discretion deem significant. It is expressly understood that Lenders and Agent have no obligation to agree upon or designate the Borrowing Base at any particular amount, whether in relation to the aggregate amount of the Loans or otherwise, and that Lenders' commitments to advance funds hereunder is determined by reference to the Borrowing Base, and, to the extent permitted by law and regulatory authorities, for the purposes of Section 2.12.

     Section 2.11. Capital Reimbursement. If either (a) the introduction or implementation of or the compliance with or any change in or in the interpretation of any law, rule or regulation, or (b) the introduction or implementation of or the compliance with any request, directive or guideline from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender, then, upon demand by such Lender, Borrower will pay to Agent for the benefit of such Lender, from time to time as specified by such Lender, such additional amount or amounts which such Lender shall determine to be appropriate to compensate such Lender or any corporation controlling such Lender in light of such circumstances, to the extent that such Lender reasonably determines that the amount of any such capital would be increased or the rate of return on any such capital would be reduced by or in whole or in part based on the existence of the face amount of such Lender's Loan or commitments under this Agreement.

     Section 2.12. Increased Cost of Fixed Rate Portions. If any applicable domestic or foreign law, treaty, rule or regulation (whether now in effect or hereinafter enacted or promulgated, including Regulation D) or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law):

          (a) shall change the basis of taxation of payments to any Lender of any principal, interest, or other amounts attributable to any Fixed Rate Portion or otherwise due under this Agreement in respect of any Fixed Rate Portion (other than taxes imposed on the overall net income of such Lender or any lending office of such Lender by any jurisdiction in which such Lender or any such lending office is located); or

          (b) shall change, impose, modify, apply or deem applicable any reserve, special deposit or similar requirements in respect of any Fixed Rate Portion of any Lender (excluding those for which such Lender is fully compensated pursuant to adjustments made in the definition of Fixed Rate) or against assets of, deposits with or for the account of, or credit extended by, such Lender; or

          (c) shall impose on any Lender or the interbank eurocurrency deposit market any other condition affecting any Fixed Rate Portion, the result of which is to increase the cost to any Lender of funding or maintaining any Fixed Rate Portion or to reduce the amount of any sum receivable by any Lender in respect of any Fixed Rate Portion by an amount deemed by such Lender to be material, then such Lender shall promptly notify Agent and Borrower in writing of the happening of such event and of the amount required to compensate such Lender for such event (on an after-tax basis, taking into account any taxes on such compensation), whereupon (i) Borrower shall pay such amount to Agent for the account of such Lender and (ii) Borrower may elect, by giving to Agent and such Lender not less than three Business Days' notice, to convert all (but not less than all) of any such Fixed Rate Portion into a part of the Base Rate Portion.

     Section 2.13. Availability. If (a) any change in applicable laws, treaties, rules or regulations or in the interpretation or administration thereof of or in any jurisdiction whatsoever, domestic or foreign, shall make it unlawful or impracticable for any Lender to fund or maintain Fixed Rate Portions, or shall materially restrict the authority of any Lender to purchase or take offshore deposits of dollars (i.e., "eurodollars"), or (b) any Lender determines that matching deposits appropriate to fund or maintain any Fixed Rate Portion are not available to it, or (c) any Lender determines that the formula for calculating the Fixed Rate does not fairly reflect the cost to such Lender of making or maintaining loans based on such rate, then, upon notice by such Lender to Borrower and Agent, Borrower's right to elect Fixed Rate Portions of such Lender's Loan shall be suspended to the extent and for the duration of such illegality, impracticability or restriction and all Fixed Rate Portions of such Lender's Loan (or portions thereof) which are then outstanding or are then the subject of any

Rate Election and which cannot lawfully or practicably be maintained or funded shall immediately become or remain part of the Base Rate Portion of such Lender's Loan. Borrower agrees to indemnify Agent and each Lender and hold it harmless against all costs, expenses, claims, penalties, liabilities and damages which may result from any such change in law, treaty, rule, regulation, interpretation or administration. Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.

                 ARTICLE III - Conditions Precedent to Lending

     Section 3.1. Documents to be Delivered. No Lender has any obligation to make its Loan unless Agent shall have received all of the following, at Agent's office in New York, New York, duly executed and delivered and in form, substance and date satisfactory to Agent:

          (a) This Agreement and any other documents that Lenders are to execute in connection herewith.

          (b)  Each Note.

          (c)  Certain certificates of Borrower including:

              (i) An "Omnibus Certificate" of the Secretary and President of Borrower, which shall contain the names and signatures of the officers of Borrower authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto:
(1) a copy of resolutions duly adopted by the Board of Directors of Borrower and in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Loan Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, (2) a copy of the charter documents of Borrower and all amendments thereto, certified by the appropriate official of Borrower's state of organization, and (3) a copy of any bylaws of Borrower; and

             (ii) A "Compliance Certificate" of the President and of the chief financial officer of Borrower, of even date with the Loans, in which such officers certify to the satisfaction of the conditions set out in subsections
(a), (b), (c) and (d) of Section 3.2.

         (d) A certificate (or certificates) of the due formation, valid existence and good standing of Borrower in its state of organization, issued by the appropriate authorities of such jurisdiction.

         (e) A favorable opinion of (i) Michael R. Patterson, Esq., General Counsel for Borrower, substantially in the form set forth in Exhibit F-1, and
(ii) Fulbright & Jaworski L.L.P., special New York counsel for Borrower, substantially in the form set forth in Exhibit F-2, each together with the certificate provided for in such Exhibits.

         (f) A favorable opinion of Sorling, Northrup, Hanna, Cullen and Cochran, Ltd., special Illinois counsel for Agent.

         (g) Each Security Document listed in the Security Schedule and an Administrative Support Agreement between Borrower and Plains.

         (h) Certificates of Borrower's good standing and due qualification to do business, issued by appropriate officials in Texas, Illinois, Indiana, Kentucky and in any other states in which Borrower owns property subject to Security Documents.

         (i) Title opinions in form, substance and authorship satisfactory to Agent, concerning the properties listed on Schedule 3.

         (j) Certificates or binders evidencing Borrower's insurance on the date hereof.

         (k) A favorable report of Pilko and Associates regarding their environmental assessment of the material properties of Borrower, in scope and results acceptable to Agent.

         (l) An "Environmental Compliance Certificate" of the President of Borrower, of even date with the Loans, in the form of Exhibit E attached hereto.

         (m) Plains shall have made a capital contribution in cash and stock to Borrower in an amount not less than $7,850,000, the cash portion of which shall be not less than $5,100,000.

         (n) The acquisition of the Acquired Properties pursuant to the Acquisition Documents shall have been duly consummated and Agent shall have received copies of each Acquisition Document, duly executed and delivered by each party thereto.

    Section 3.2. Additional Conditions Precedent. No Lender has any obligation to make its Loan unless the following conditions precedent have been satisfied:

         (a) All representations and warranties made by Borrower in any Loan Document shall be true on and as of the date of the Loans (except to the extent that the facts upon which such representations are based have been changed by the extension of credit hereunder) as if such representations and warranties had been made as of the date of the Loans.

         (b)  No Default shall exist at the date of the Loans.

         (c) No material adverse change shall have occurred to Borrower's financial condition or business since the date of this Agreement.

         (d) Borrower shall have performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date of the Loans.

         (e) The making of such Loan shall not be prohibited by any law or any regulation or order of any court or governmental agency or authority and shall not subject such Lender to any penalty or other onerous condition under or pursuant to any such law, regulation or order.

         (f) Agent shall have received all documents and instruments which Agent has then requested, in addition to those described in Section 3.1 (including opinions of legal counsel for Agent and Lenders; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of Borrower and other Persons), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by Borrower in this Agreement and the other Loan Documents, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Agent in form, substance and date.

         (g) All legal matters relating to the Loan Documents and the consummation of the transactions contemplated thereby shall be satisfactory to Thompson & Knight, a Professional Corporation, counsel to Agent, and Borrower shall, prior to the making of the Loans (or using the proceeds thereof), have deposited $5,000 with Thompson & Knight, a Professional Corporation, to be held by them and applied toward payment of the costs and expenses described in
Section 5.1(i). If such deposit exceeds the amount of such costs and expenses, the excess shall be returned to Borrower. If such deposit is less than such costs and expenses, the deficit shall be paid by Borrower pursuant to Section 5.1(i).

                  ARTICLE IV - Representations and Warranties

    Section 4.1. Borrower's Representations and Warranties. To confirm each Lender's understanding concerning Borrower and Borrower's business, properties and obligations and to induce Agent and each Lender to enter into this Agreement and to make the Loans, Borrower represents and warrants to Agent and each Lender that:

         (a) No Default. Borrower is not in default in the performance of any of the covenants and agreements contained herein. No event has occurred and is continuing which constitutes a Default.

         (b) Organization and Good Standing. Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware, having all corporate powers required to carry on its business and enter into and carry out the transactions contemplated hereby, Borrower is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary and where failure to qualify would have a Material Adverse Effect. Borrower does not conduct any business or own any property in any jurisdiction outside the United States.

         (c) Authorization. Borrower has duly taken all corporate action necessary to authorize the execution and delivery by it of the Loan Documents and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.

         (d) No Conflicts or Consents. The execution and delivery by the Borrower of the Loan Documents, the performance by it of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (i) conflict with any provision of (1) any domestic or foreign law, statute, rule or regulation, (2) the articles or certificate of incorporation, bylaws or charter of Borrower or (3) any agreement, judgment, license, order or permit applicable to or binding upon Borrower or any Affiliate thereof, (ii) result in the acceleration of any Debt owed by Borrower or any Affiliate thereof, or (iii) result in or require the creation of any Lien upon any assets or properties of Borrower or any Affiliate thereof except as expressly contemplated in the Loan Documents. Except as expressly contemplated in the Loan Documents no consent, approval, authorization or order of, and no notice to or filing with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by Borrower of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

         (e)  Enforceable Obligations.  This Agreement is, and the other
Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of Borrower, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights.

         (f)  Initial Financial Statements.  The Initial Financial
Statements fairly present Borrower's financial position at the date hereof. No material adverse change has occurred in Borrower's financial condition or business, except as reflected in the Initial Financial Statements. The Initial Financial Statements were prepared in all material respects substantially in accordance with GAAP.

         (g) Other Obligations and Restrictions. Borrower has no outstanding Debt of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which is, in the aggregate, material to Borrower or material with respect to Borrower's financial condition and not shown in the Initial Financial Statements or disclosed in the Disclosure Schedule. Except as shown in the Initial Financial Statements, Borrower is not subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which is materially likely in the foreseeable future to materially and adversely affect the business, properties, prospects, operations or financial condition of Borrower.

         (h) Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by Borrower or any Affiliate thereof to Agent or any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to Borrower or any Affiliate thereof (other than industry-wide risks normally associated with the types of business conducted by Borrower) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to Borrower (other than industry-wide risks normally associated with the types of business conducted by Borrower) that has not been disclosed to Agent and each Lender in writing which could materially and adversely affect Borrower's properties, business, prospects or condition (financial or otherwise). There are no statements or conclusions in any Engineering Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report is necessarily based upon professional opinions, estimates and projections and that Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
Borrower has heretofore delivered to Agent and each Lender true, correct and complete copies of the Initial Financial Statements and the Initial Engineering Report.

         (i) Litigation. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule: (i) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of Borrower threatened, against Borrower before any federal, state, municipal or other court, department, commission, body, board, bureau, agency, or instrumentality, domestic or foreign, which do or may materially and adversely affect Borrower, its ownership or use of any of its assets or properties, its business or its financial condition or prospects, or the right or ability of Borrower to enter into the Loan Documents or to consummate the transactions contemplated thereby or to perform its obligations thereunder and
(ii) there are no outstanding judgments, injunctions, writs, rulings or orders by any such governmental entity against Borrower or Borrower's stockholders, partners, directors or officers which have or may have any such effect.

         (j) Labor Disputes and Acts of God. Except as disclosed in the Disclosure Schedule, neither the business nor the properties of Borrower has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which do or may materially and adversely affect Borrower, its ownership or use of any of its assets or properties, its business or its financial condition or prospects.

         (k) ERISA Liabilities. There are no currently existing ERISA Plans. Borrower is in compliance with ERISA in all material respects. Borrower is not required to contribute to, or has any other absolute or contingent liability in respect of, any "multiemployer plan" as defined in
Section 4001 of ERISA.

         (l)  Environmental and Other Laws.  As used in this subsection:
"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List of the Environmental Protection Agency, and "Release" has the meaning given such term in 42 U.S.C. (S) 9601(22). Except as set forth in the Disclosure Schedule:

              (i) Borrower is conducting its business in material compliance with all applicable federal, state and local laws, including Environmental Laws, and has all permits, licenses and authorizations required in connection with the conduct of its business. Borrower is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a Material Adverse Effect.

             (ii) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed, and no investigation or review is pending or threatened by any governmental agency or entity or any other Person with respect to (1) any alleged generation, treatment, storage, recycling, transportation, disposal, or Release of any Hazardous Materials, either by Borrower or on any property owned by Borrower, (2) any material remedial action which might be needed to respond to any such alleged generation, treatment, storage, recycling, transportation, disposal, or Release, or (3) any alleged failure by Borrower to have any permit, license or authorization required in connection with the conduct of its business or with respect to any such generation, treatment, storage, recycling, transportation, disposal, or Release.

            (iii) Borrower does not otherwise have any known material contingent liability in connection with any alleged generation, treatment, storage, recycling, transportation, disposal, or Release of any Hazardous Materials.

             (iv) Borrower has not handled any Hazardous Materials, other than as a generator, on any properties now or previously owned or leased by Borrower to an extent that such handling has, or may reasonably be expected to have, a Material Adverse Effect; and

              (1) no PCBs are or have been present at any properties now or previously owned or leased by Borrower;

              (2) no asbestos is or has been present at any properties now or previously owned or leased by Borrower;

              (3) there are no underground storage tanks for Hazardous Materials, active or abandoned, at any properties now or previously owned or leased by Borrower;

              (4) no Hazardous Materials have been Released, in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any properties now or previously owned or leased by Borrower;

              (5) no Hazardous Materials have been otherwise Released at, on or under any properties now or previously owned or leased by Borrower to an extent that such Release has, or may reasonably be expected to have, a Material Adverse Effect.

              (v) Borrower has not transported or arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in CERCLIS, or listed on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Borrower for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

             (vi) No Hazardous Material generated by Borrower has been recycled, treated, stored, disposed of or released by Borrower at any location other than those listed in Disclosure Schedule.

            (vii) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of Borrower (and to the best knowledge of Borrower, no such notification has been filed with respect to Borrower by any other Person), and no property now or previously owned or leased by Borrower is listed or proposed for listing on the National Priority list promulgated pursuant to CERCLA, in CERCLIS, or on any similar state list of sites requiring investigation or clean-up.

           (viii) There are no Liens arising under or pursuant to any Environmental Laws on any of the real properties or properties owned or leased by Borrower, and no government actions have been taken or are in process which could subject any of such properties to such Liens; nor would Borrower be required to place any notice or restriction relating to the presence of Hazardous Materials at any properties owned by it in any deed to such properties.

             (ix) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of Borrower or any Affiliate in relation to any properties or facility now or previously owned or leased by Borrower which have not been made available to Agent.

         (m) Names and Places of Business. Borrower has not, during the preceding five years, had, been known by, or used any other corporate, trade, or fictitious name. The chief executive office and principal place of business of Borrower is located at the address of Borrower set out in Section 9.3. Except as disclosed in the Disclosure Schedule, Borrower has no other office or place of business.

         (n) Borrower's Subsidiaries. Borrower does not presently have any Subsidiary or own any stock in any other corporation or association. Borrower is not a member of any general or limited partnership, joint venture or association of any type whatsoever.

         (o) Title to Properties; Licenses. Borrower has good and defensible title to all of its material properties and assets, free and clear of all Prohibited Liens and of all impediments to the use of such properties and assets in Borrower's business, except that no representation or warranty is made with respect to any oil, gas or mineral property or interest to which no proved oil or gas reserves are properly attributed. Borrower possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and Borrower is not in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property.

         (p) Government Regulation. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other statute, law, regulation or decree which regulates the incurring by such Person of Debt, including statutes, laws, regulations or decrees relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

         (q) Insider. Neither Borrower nor any Person having "control" (as that term is defined in 12 U.S.C. (S) 375b(9) or in regulations promulgated pursuant thereto) of Borrower, is a "director" or an "executive officer" or "principal shareholder" (as those terms are defined in 12 U.S.C. (S) 375b(8) or (9) or in regulations promulgated pursuant thereto) of Agent or any Lender, of a bank holding company of which Agent or any Lender is a Subsidiary or of any Subsidiary of a bank holding company of which Agent or any Lender is a Subsidiary.

    Section 4.2. Representation by Lenders. Each Lender hereby represents that it will acquire its Note for its own account in the ordinary course of its commercial lending business; however, the disposition of such Lender's property shall at all times be and remain within its control and, in particular and without limitation, such Lender may sell or otherwise transfer its Note, any participation interest or other interest in its Note, or any of its other rights and obligations under the Loan Documents.

                       ARTICLE V - Covenants of Borrower

    Section 5.1. Affirmative Covenants. To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce Agent and each Lender to enter into this Agreement and make the Loans, Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders have previously agreed otherwise:

         (a) Payment and Performance. Borrower will pay all amounts due under the Loan Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed or implied in the Loan Documents.

         (b)  Books, Financial Statements and Reports.   Borrower will at
all times maintain full and accurate books of account and records. Borrower will maintain a standard system of accounting and will furnish the following statements and reports to Agent and each Lender at Borrower's expense:

              (i) As soon as available, and in any event within ninety days after the end of each Fiscal Year, complete financial statements of Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an opinion, commencing Fiscal Year 1996, based on an audit using generally accepted auditing standards, by Price Waterhouse or other independent certified public accountants selected by Borrower and acceptable to Majority Lenders, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain a balance sheet as of the end of such Fiscal Year and statements of earnings, of cash flows, and of changes in owners' equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year. In addition, within ninety days after the end of each Fiscal Year, commencing Fiscal Year 1996, Borrower will furnish a report signed by such accountants stating that they have read this Agreement, and further stating that in making the examination and reporting on the financial statements described above they did not conclude that any Default existed at the end of such Fiscal Year or at the time of their report, or, if they did conclude that a Default existed, specifying its nature and period of existence.

             (ii) As soon as available, and in any event within forty-five days after the end of each Fiscal Quarter, Borrower's balance sheet as of the end of such Fiscal Quarter and statements of Borrower's earnings and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments. In addition Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (b)(i) of this section, furnish a certificate in the form of Exhibit D attached hereto signed by the chief financial officer of Borrower stating that such financial statements are accurate and complete, stating that he has reviewed the Loan Documents and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

            (iii) By March 15 of each year, an engineering report prepared as of January 1 of such year by Ryder Scott Company or other independent petroleum engineers chosen by Borrower and acceptable to Majority Lenders, and by September 1 of each year, an engineering report prepared by Borrower's or Plains' in-house engineering staff as of July 1 of such year, concerning all oil and gas properties and interests owned by Borrower which are located in or offshore of the United States and which have attributable to them proved oil or gas reserves. These reports shall be satisfactory to Agent, shall contain sufficient information to enable Borrower to meet the reporting requirements concerning oil and gas reserves contained in Regulations S-K and S-X promulgated by the Securities and Exchange Commission, shall take into account any "over-produced" status under gas balancing arrangements, and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report. These reports shall distinguish (or shall be delivered together with a certificate from an appropriate officer of Borrower which distinguishes) those properties treated in the report which are Collateral from those properties treated in the report which are not Collateral.

             (iv) As soon as available, and in any event within thirty days after the end of each month, a report describing by lease or unit the gross volume of production and sales attributable to production during such month from the Acquired Properties and describing the related severance taxes, other taxes, and leasehold operating expenses and capital costs attributable thereto and incurred during such month, and computing Field Level Net Revenue for such month with such detail and supporting information as Agent may request.

              (v) As soon as available, and in any event within thirty (30) days after the end of each Fiscal Year, Borrower shall deliver to Agent an environmental compliance certificate signed by the president or chief executive officer of Borrower in the form attached hereto as Exhibit E. Further, if requested by Agent, Borrower shall permit and cooperate with an environmental and safety review made in connection with the operations of Borrower's oil and gas properties one time during each Fiscal Year beginning with the Fiscal Year 1996, by Pilko and Associates or other consultants selected by Agent which review shall, if requested by Agent, be arranged and supervised by environmental legal counsel for Agent, all at Borrower's cost and expense. The consultant shall render a verbal or written report, as specified by Agent, based upon such review at Borrower's cost and expense.

             (vi) Concurrently with the annual renewal of the Borrower's insurance policies, Borrower shall, if requested by Agent in writing, cause a certificate or report to be issued by insurance consultants satisfactory to Agent certifying that Borrower's insurance for the next succeeding year after such renewal (or for such longer period for which such insurance is in effect) complies with in all material respects with the provisions of this Agreement and the Security Documents.

            (vii) As soon as available, notice of any Hedging Contract which Borrower enters into (or Plains enters into and attributes to the Acquired Properties or indebtedness of Borrower), and as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, a hedging report prepared by Borrower regarding any Hedging Contracts entered into by Borrower, or by Plains which are attributed to the Acquired Properties or indebtedness of Borrower, and in effect as of the end of such Fiscal Quarter, together with any proposed revisions or updates to the Hedging Plan. Each such hedging report shall be in form and content satisfactory to Agent and shall include unit volumes, pricing, term, counterparty and date of such Hedging Contracts, and any revision or update to the Hedging Plan shall be subject to the approval of Agent.

         (c) Other Information and Inspections. Borrower will furnish to Agent and each Lender any information which Agent may from time to time request in writing concerning any covenant, provision or condition of the Loan Documents or any matter in connection with Borrower's business and operations. Borrower will permit representatives appointed by Agent (including independent accountants, agents, attorneys, appraisers and any other Persons) to visit and inspect Borrower's property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and Borrower shall permit Agent or its representatives to investigate and verify the accuracy of the information furnished to Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.
Each of Agent and Lenders agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information supplied to it by Borrower pursuant to this Agreement which is identified by Borrower as being confidential at the time the same is delivered to Agent or such Lender, provided that nothing herein shall limit the disclosure of any such information
(i) to the extent required by statute, rule, regulation or judicial process,
(ii) to counsel for Agent or such Lender, (iii) to bank examiners, auditors or accountants, (iv) in connection with any litigation to which Agent or such Lender is a party, or (v) to any assignee or participant (or prospective assignee or participant), so long as such assignee or participant (or prospective assignee or participant) first enters into a confidentiality agreement with Agent or such Lender; and provided further that in no event shall Agent or any Lender be required to return any materials furnished by Borrower.

         (d) Notice of Material Events and Change of Address. Borrower will promptly notify Agent and each Lender:

              (i) of any material adverse condition or in the aggregate value of the Collateral,

             (ii) of the occurrence of any Default,

            (iii) of the acceleration of the maturity of any Debt owed by Borrower or of any default by Borrower under any indenture, mortgage, agreement, contract or other instrument to which it is a party or by which it or any of its properties is bound, if such acceleration or default might have a Material Adverse Effect.

             (iv)  of the occurrence of any Termination Event,

              (v) of any claim of $100,000 or more, any notice of potential liability under any Environmental Laws which might exceed such amount, or any other material adverse claim asserted against Borrower or with respect to Borrower's properties, and

             (vi) of the filing of any suit or proceeding against Borrower in which an adverse decision could have a Material Adverse Effect.

Upon the occurrence of any of the foregoing Borrower will take all necessary or appropriate steps to remedy promptly any such material adverse change, Default, acceleration, default or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Borrower will also notify Agent and Agent's counsel in writing at least twenty Business Days prior to the date that Borrower changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records concerning the Collateral, furnishing with such notice any necessary financing statement amendments or requesting Agent and its counsel to prepare the same.

         (e) Maintenance of Properties. Borrower will maintain, preserve, protect, and keep all Collateral and all other property used or useful in the conduct of its business in good condition and in compliance in all material respects with all applicable laws, rules and regulations, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

         (f) Maintenance of Existence and Qualifications. Borrower will maintain and preserve its corporate or partnership existence and its rights and franchises in full force and effect and will qualify to do business as a foreign corporation or partnership in all states or jurisdictions where required by applicable law, except where the failure so to qualify will not have any Material Adverse Effect.

         (g) Payment of Trade Debt, Taxes, etc. Borrower will (i) timely file all required tax returns; (ii) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; (iii) within 120 days after the original invoice or billing date therefor, pay all Debt owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (iv) pay and discharge when due all other Debt now or hereafter owed by it; and (v) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Borrower may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor.

         (h) Insurance. Borrower will keep or cause to be kept insured by financially sound and reputable insurers its property in accordance with
Schedule 4. Borrower will maintain the additional insurance coverage as described in the respective Security Documents. Upon demand by Agent any insurance policies covering Collateral shall be endorsed (i) to provide for payment of losses jointly to Borrower and Agent as its interests may appear,
(ii) to provide that such policies may not be cancelled or reduced or affected in any material manner for any reason without fifteen days prior notice to Agent, (iii) to provide for any other matters specified in any applicable Security Document or which Agent may reasonably require; and (iv) to provide for insurance against fire, casualty and any other hazards normally insured against, in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured. Borrower shall at all times maintain insurance against its liability for injury to persons or property in accordance with Schedule 4, which insurance shall be by financially sound and reputable insurers. Without limiting the foregoing, Borrower shall at all time maintain liability insurance in the amounts set out on Schedule 4.

         (i) Payment of Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Borrower will promptly (and in any event, within 30 days after any invoice or other statement or notice) pay
(i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein, (ii) all reasonable costs and expenses incurred by or on behalf of Agent (including attorneys' fees, consultants' fees and engineering fees) in connection with (1) the negotiation, preparation, execution and delivery of the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (3) the borrowings hereunder and other action reasonably required in the course of administration hereof,
(4) monitoring or confirming (or preparation or negotiation of any document related to) Borrower's compliance with any covenants or conditions contained in this Agreement or in any Loan Document, and (5) the defense or enforcement of the Loan Documents (including this section) or the defense of Agent's or any Lender's exercise of its rights under any of the Loan Documents; and (iii) all reasonable costs and expenses incurred by or on behalf of Agent or any Lender (including attorneys' fees, consultants' fees and engineering fees) in connection with the defense or enforcement of any of the Loan Documents (including this section) or the defense of Agent's or any Lender's exercise of its rights thereunder. In addition to the foregoing, until all Obligations have been paid in full, Borrower will also pay or reimburse Agent for all reasonable out-of-pocket costs and expenses of Agent or its agents or employees in connection with the continuing administration of the Loans and the related due diligence of Agent, including travel and miscellaneous expenses and fees and expenses of Agent's outside counsel, reserve engineers and consultants engaged in connection with the Loan Documents.

         (j) Performance on Borrower's Behalf. If Borrower fails to pay any taxes, insurance premiums, expenses, attorneys' fees or other amounts it is required to pay under any Loan Document, Agent may pay the same. Borrower shall immediately reimburse Agent for any such payments and each amount paid by Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Agent.

         (k) Interest. Borrower hereby promises to Agent and Lenders to pay interest at the Late Payment Rate on all Obligations which Borrower has in this Agreement promised to pay (including Obligations to pay fees or to reimburse or indemnify Agent or any Lender) and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

         (l) Compliance with Agreements and Law. Borrower will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Borrower will conduct its business and affairs in compliance with all laws, regulations, and orders applicable thereto. At all times the Required Hedges shall be maintained, which shall in each case comply with Section 5.2(c).

         (m)  Environmental Matters; Environmental Reviews.

              (i) Borrower will comply in all material respects with all Environmental Laws now or hereafter applicable to Borrower and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect.

             (ii) Borrower will promptly furnish to Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by Borrower, or of which it has notice, pending or threatened against Borrower, by any governmental authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business.

            (iii) Borrower will promptly furnish to Agent all requests for information, notices of claim, demand letters, and other notifications from any governmental authority, received by Borrower in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location.

         (n) Evidence of Compliance. Borrower will furnish to each Lender at Borrower's expense all evidence which Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by Borrower in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

    Section 5.2. Negative Covenants. To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce Agent and each Lender to enter into this Agreement and make the Loans, Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders have previously agreed otherwise:

         (a) Restricted Debt. Borrower will not in any manner owe or be liable for Restricted Debt except:

              (i)  the Obligations;

             (ii)  Debt arising under Hedging Contracts permitted under
Section 5.2(c);

            (iii)  Debt described in the Disclosure Schedule; and

             (iv) Debt (A) arising under leases capitalized in accordance with GAAP, or (B) incurred for the purchase price of property or assets not in excess of seventy-five percent (75%) of the purchase price of such acquired property or assets, and which acquired property or assets constitute collateral for such Debt under security or other collateral agreements executed and delivered on a substantially simultaneous basis with the incurrence of such

Debt; provided, Debt under clauses (A) and (B) of this subsection (iv) shall not in the aggregate exceed the outstanding principal amount of $250,000.

         (b) Limitation on Liens. Borrower will not create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires, except, to the extent not otherwise forbidden by the Security Documents:

              (i)  Liens which secure Obligations only;

             (ii) as to property which is Collateral, any Liens expressly permitted to encumber such Collateral under any Security Document covering such Collateral;

            (iii) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Borrower, in accordance with GAAP;

             (iv) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's, or other like statutory Liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and for which adequate accruals and reserves are maintained on the books of Borrower;

              (v) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

             (vi) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (vii) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower; and

           (viii)  Liens securing any permitted Debt described in Section
5.1(iv).

         (c) Hedging Contracts. Borrower will not be a party to or in any manner be liable on any Hedging Contract, and no Hedging Contract shall be attributable to the Acquired Properties or indebtedness of Borrower, except Required Hedges; provided, (i) no such Hedging Contract shall require Borrower (or Plains) to put up money, assets, letters of credit or other security against the event of its nonperformance prior to actual default by Borrower (or Plains) in performing its obligations thereunder, and (ii) each such Hedging Contract shall be with a counterparty or shall have a guarantor of the obligation of the counterparty who (unless such counterparty is (A) Agent, (B) any Lender or one of their respective Affiliates, (C) Enron or one of its affiliates, provided that no Hedging Contract with Enron or one of its affiliates shall have a term in excess of one year, or (D) Chemical Bank or one of its affiliates, provided long-term obligations of Chemical Bank are rated A or A2 or better, respectively, by either Rating Agency) at the time the contract is made has long-term obligations rated AA or Aa2 or better, respectively, by either Rating Agency.

         (d) Limitation on Mergers, Issuances of Securities. Borrower will not merge or consolidate with or into any other business entity. Borrower will not issue any securities other than shares of its common stock and any options or warrants giving the holders thereof only the right to acquire such shares, provided, that the net proceeds of any such equity offering received by Borrower shall be applied as a mandatory prepayment of the Obligations as set forth in Section 2.7(c).

         (e) Limitation on Sales of Property. Borrower will not sell, transfer, lease, exchange, alienate or dispose of any of its assets or properties or any material interest therein without the consent of Majority Lenders, except:

              (i) as to Collateral, to the extent expressly permitted under the Security Documents;

             (ii) as to Acquired Properties other than the properties listed on Schedule 3, the assignment of such assets and properties by Borrower to Crete as contemplated under Section 4.1 of the Crete Acquisition Agreement; and

            (iii) as to any other assets and properties of Borrower, cash sales on an arm's-length basis to Persons other than Affiliates; provided, no Default or Event of Default exists or would result as a result of any such sale, and provided, further, Borrower shall immediately use all of the net proceeds of any such sale to prepay the Loans (to be applied as set forth in Section 2.6 hereof).

Borrower will not discount, sell, pledge or assign any notes payable to it, accounts receivable or future income except to the extent expressly permitted under the Loan Documents.

         (f) Limitation on Dividends and Redemptions. Borrower will not declare or pay any dividends on, or make any other distribution in respect of, any class of its capital stock or any partnership or other interest in it, nor will Borrower directly or indirectly make any capital contribution to or purchase, redeem, acquire or retire any shares of the capital stock of Borrower (whether such interests are now or hereafter issued, outstanding or created), or cause or permit any reduction or retirement of the capital stock of Borrower.

         (g) Limitation on Investments and New Businesses. Borrower will not (i) make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business relating to the Mortgaged Property, (ii) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to the ownership and operation of the Mortgaged Property, (iii) make any acquisitions of or capital contributions to or other investments in any Person, other than Permitted Investments, or (iv) make any significant acquisitions or investments in any properties other than the Mortgaged Property.

         (h) Limitation on Credit Extensions. Except for Permitted Investments, Borrower will not extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

         (i) Transactions with Affiliates. Borrower will not extend credit, make advances or make loans to any Affiliate, nor will Borrower engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm's-length dealing with Persons other than such Affiliates.

         (j) Certain Contracts; Amendments; Multiemployer ERISA Plans. Borrower will not enter into any "take-or-pay" contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it. Borrower will not amend or permit any amendment to any other contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Lenders under or acquired pursuant to any Security Documents. Borrower will not incur any obligation to contribute to any "multiemployer plan" as defined in Section 4001 of ERISA. Borrower will not amend, modify, waive or otherwise change the Acquisition Documents without the prior written consent of Majority Lenders.

         (k)  Fiscal Year.  Borrower will not change its fiscal year.

                             ARTICLE VI - Security

    Section 6.1. The Security. The Obligations will be secured by the Security Documents listed in the Security Schedule and any additional Security Documents hereafter delivered by Borrower and accepted by Agent.

    Section 6.2. Agreement to Deliver Security Documents. Borrower agrees to deliver to further secure the Obligations whenever requested by Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests in any real or personal property now owned or hereafter acquired by Borrower. Borrower also agrees to deliver, whenever requested by Agent in its sole and absolute discretion, favorable title opinions from legal counsel acceptable to Agent with respect to Borrower's properties and interests designated by Agent, based upon abstract or record examinations to dates acceptable to Agent and (a) stating that Borrower has good and defensible title to such properties and interests, free and clear of all Prohibited Liens, (b) confirming that such properties and interests are subject to Security Documents securing the Obligations that constitute and create legal, valid and duly perfected first deed of trust or mortgage liens in such properties and interests and first priority assignments of and security interests in the oil and gas attributable to such properties and interests and the proceeds thereof, and (c) covering such other matters as Agent may reasonably request.

    Section 6.3. Perfection and Protection of Security Interests and Liens. Borrower will from time to time deliver to Agent any continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Borrower in form and substance satisfactory to Agent, which Agent requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Obligations.

    Section 6.4. Bank Accounts; Offset. To secure the repayment of the Obligations Borrower hereby grants to Agent and each Lender a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of Agent or any Lender at common law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to Agent or any Lender from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with Agent or any Lender, and (c) any other credits and claims of Borrower at any time existing against Agent or any Lender, including claims under certificates of deposit. Upon the occurrence and during the continuance of a Default, each of Agent and Lenders is hereby authorized to foreclose upon, or to offset against the Obligations then due and payable (in either case without notice to Borrower), any and all items hereinabove referred to. The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

    Section 6.5. Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, Borrower is and will be assigning to Agent and Lenders all of the "Production Proceeds" (as defined therein) accruing to the property covered thereby, so long as no Default has occurred and is continuing, Borrower may continue to receive, collect and use from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence and during the continuance of a Default, Agent and Lenders may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Production Proceeds then held by Borrower or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether purposed or inadvertent, by Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by Agent or Lenders to Borrower constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Agent or Lenders to collect other Production Proceeds thereafter.

                ARTICLE VII - Events of Default and Remedies

    Section 7.1. Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

         (a) Borrower fails to pay any interest or fee within one Business Day of when due and payable, or fails to pay any other Obligation when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

         (b) Any "default" or "event of default" occurs under any Loan Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

         (c) Borrower fails to duly observe, perform or comply with any covenant, agreement or provision of Section 5.1(d) or Section 5.2;

         (d) Borrower fails (other than as referred to in subsections (a), (b) or (c) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Agent to Borrower;

         (e) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of Borrower in connection with any Loan Document to which it is a party, shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document to which it is a party, at any time ceases to be valid, binding and enforceable as warranted in Section 4.1(e) for any reason other than its release or subordination by Agent;

         (f) Borrower fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to Borrower, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;

         (g) Borrower (i) fails to pay any portion, when such portion is due, of any of its Debt in excess of $50,000, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Debt is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;

         (h) Either (i) any "accumulated funding deficiency" (as defined in Section 412(a) of the Internal Revenue Code of 1986, as amended) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan that, in either case, would constitute, in the determination of Lender, a Material Adverse Effect;

         (i)  Borrower:

              (i) suffers the entry against it of a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of thirty days; or

             (ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

            (iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within thirty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

             (iv) suffers the entry against it of a final judgment for the payment of money in excess of $200,000 (not covered by insurance satisfactory to Agent in its discretion), unless the same is discharged within thirty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

              (v) suffers a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within thirty days after the entry or levy thereof or after any stay is vacated or set aside;

         (j)  for any reason a Change of Control shall occur; and

         (k) an event or circumstance occurs that in the judgment of Majority Lenders could reasonably be expected to have a Material Adverse Effect, and the same shall continue for a period of ten Business Days after written notice thereof is given by Agent to Borrower.

Upon the occurrence of an Event of Default described in subsection (i)(i),
(i)(ii) or (i)(iii) of this section with respect to Borrower, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower. During the continuance of any other Event of Default, Agent at any time and from time to time may (and upon written instructions from Majority Lenders shall), without notice to Borrower declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower.

    Section 7.2. Remedies. If any Default shall occur and be continuing, each Lender may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and each Lender may enforce the payment of any Obligations due it or enforce any other legal or equitable right which it may have. All rights, remedies and powers conferred upon Agent and Lenders under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity.

    Section 7.3. INDEMNITY. BORROWER AGREES TO INDEMNIFY AGENT AND EACH LENDER, UPON DEMAND, FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, CLAIMS, LOSSES, DAMAGES, PENALTIES, FINES, ACTIONS, JUDGMENTS, SUITS, SETTLEMENTS, COSTS, EXPENSES OR DISBURSEMENTS (INCLUDING REASONABLE FEES OF ATTORNEYS, ACCOUNTANTS, EXPERTS AND ADVISORS) OF ANY KIND OR NATURE WHATSOEVER (IN THIS SECTION COLLECTIVELY CALLED "LIABILITIES AND COSTS") WHICH TO ANY EXTENT (IN WHOLE OR IN PART) MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST AGENT OR SUCH LENDER GROWING OUT OF, RESULTING FROM OR IN ANY OTHER WAY ASSOCIATED WITH ANY OF THE COLLATERAL, THE LOAN DOCUMENTS, AND THE TRANSACTIONS AND EVENTS (INCLUDING THE ENFORCEMENT OR DEFENSE THEREOF) AT ANY TIME ASSOCIATED THEREWITH OR CONTEMPLATED THEREIN (INCLUDING ANY VIOLATION OR NONCOMPLIANCE WITH ANY ENVIRONMENTAL LAWS BY BORROWER OR ANY LIABILITIES OR DUTIES OF BORROWER OR OF AGENT OR ANY LENDER WITH RESPECT TO HAZARDOUS MATERIALS FOUND IN OR RELEASED INTO THE ENVIRONMENT).

    THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY AGENT OR ANY LENDER,

provided only that neither Agent nor any Lender shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment. If any Person (including Borrower or any of its Affiliates) ever alleges such gross negligence or willful misconduct by Agent or any Lender, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. As used in this section the terms "Agent" and "Lender" shall refer not only to the Persons designated as such in Section 1.1 but also to each director, officer, agent, attorney, employee, representative and Affiliate of such Person.

                             ARTICLE VIII - Agent

    Section 8.1. Appointment and Authority. Each Lender hereby irrevocably authorizes Agent, and Agent hereby undertakes, to receive payments of principal, interest and other amounts due hereunder as specified herein and to take all other actions and to exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. The relationship of Agent to Lenders is only that of one commercial bank acting as administrative agent for others, and nothing in the Loan Documents shall be construed to constitute Agent a trustee or other fiduciary for any holder of any of the Notes or of any participation therein nor to impose on Agent duties and obligations other than those expressly provided for in the Loan Documents. With respect to any matters not expressly provided for in the Loan Documents and any matters which the Loan Documents place within the discretion of Agent, Agent shall not be required to exercise any discretion or take any action, and it may request instructions from Lenders with respect to any such matter, in which case it shall be required to act or to refrain from acting (and shall be fully protected and free from liability to all Lenders in so acting or refraining from acting) upon the instructions of Majority Lenders (including itself), provided, however, that Agent shall not be required to take any action which exposes it to a risk of personal liability that it considers unreasonable or which is contrary to the Loan Documents or to applicable law. Upon receipt by Agent from Borrower of any communication calling for action on the part of Lenders or upon notice from any Lender to Agent of any Default or Event of Default, Agent shall promptly notify each Lender thereof.

    Section 8.2. Exculpation, Agent's Reliance, Etc. Neither Agent nor any of its directors, officers, agents, attorneys, or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with the Loan Documents, INCLUDING THEIR NEGLIGENCE OF ANY KIND, except that each shall be liable for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof in accordance with this Agreement, signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of Borrower or to inspect the property (including the books and records) of Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished in connection therewith; (f) may rely upon the representations and warranties of Borrower and Lenders in exercising its powers hereunder; and (g) shall incur no liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (including any telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper Person or Persons.

    Section 8.3. Lenders' Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, made its own analysis of Borrower and the transactions contemplated hereby and own independent decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and own credit decisions in taking or not taking action under the Loan Documents.

    Section 8.4.  Indemnification.  Each Lender agrees to indemnify Agent
(to the extent not reimbursed by Borrower within ten (10) days after demand) from and against such Lender's Percentage Share of any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against Agent growing out of, resulting from or in any other way associated with any of the Collateral, the Loan Documents and the transactions and events (including the enforcement thereof) at any time associated therewith or contemplated therein (including any violation or noncompliance with any Environmental Laws by any Person or any liabilities or duties of any Person with respect to Hazardous Materials found in or released into the environment).

    THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY AGENT,
provided only that no Lender shall be obligated under this section to indemnify Agent for that portion, if any, of any liabilities and costs which is proximately caused by Agent's own individual gross negligence or willful misconduct, as determined in a final judgment. Cumulative of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for such Lender's Percentage Share of any costs and expenses to be paid to Agent by Borrower under Section 5.1(i) to the extent that Agent is not timely reimbursed for such expenses by Borrower as provided in such section. As used in this section the term "Agent" shall refer not only to the Person designated as such in Section
1.1 but also to each director, officer, agent, attorney, employee, representative and Affiliate of such Person.

    Section 8.5. Rights as Lender. In its capacity as a Lender, Agent shall have the same rights and obligations as any Lender and may exercise such rights as though it were not Agent. Agent may accept deposits from, lend money to, act as Trustee under indentures of, and generally engage in any kind of business with Borrower or its Affiliates, all as if it were not Agent hereunder and without any duty to account therefor to any other Lender.

    Section 8.6. Sharing of Set-Offs and Other Payments. Each of Agent and Lender agrees that if it shall, whether through the exercise of rights under Security Documents or rights of banker's lien, set off, or counterclaim against Borrower or otherwise, obtain payment of a portion of the aggregate Obligations owed to it which, taking into account all distributions made by Agent under
Section 2.8, causes Agent or such Lender to have received more than it would have received had such payment been received by Agent and distributed pursuant to Section 2.8, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause Agent and all Lenders to share all payments as provided for in Section 2.8, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Agent and all Lenders share all payments of Obligations as provided in Section 2.8; provided, however, that nothing herein contained shall in any way affect the right of Agent or any Lender to obtain payment (whether by exercise of rights of banker's lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations.
Borrower expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by law exercise any and all rights of banker's lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to court order to be paid on account of the possession of such funds prior to such recovery.

    Section 8.7. Investments. Whenever Agent in good faith determines that it is uncertain about how to distribute to Lenders any funds which it has received, or whenever Agent in good faith determines that there is any dispute among Lenders about how such funds should be distributed, Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Agent is otherwise required to invest funds pending distribution to Lenders, Agent shall invest such funds pending distribution; all interest on any such investment shall be distributed upon the distribution of such investment and in the same proportion and to the same Persons as such investment. All moneys received by Agent for distribution to Lenders (other than to the Person who is Agent in its separate capacity as a Lender) shall be held by Agent pending such distribution solely as Agent for such Lenders, and Agent shall have no equitable title to any portion thereof.

    Section 8.8. Benefit of Article VIII. The provisions of this Article (other than the following Section 8.9) are intended solely for the benefit of Agent and Lenders, and Borrower shall not be entitled to rely on any such provision or assert any such provision in a claim or defense against Agent or any Lender. Agent and Lenders may waive or amend such provisions as they desire without any notice to or consent of Borrower.

    Section 8.9. Resignation. Agent may resign at any time by giving written notice thereof to Lenders and Borrower. Each such notice shall set forth the date of such resignation. Upon any such resignation Majority Lenders shall have the right to appoint a successor Agent. A successor must be appointed for any retiring Agent, and such Agent's resignation shall become effective when such successor accepts such appointment. If, within thirty days after the date of the retiring Agent's resignation, no successor Agent has been appointed and has accepted such appointment, then the retiring Agent may appoint a successor Agent, which shall be a commercial bank organized or licensed to conduct a banking or trust business under the laws of the United States of America or of any state thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder the provisions of this Article VIII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

                          ARTICLE IX - Miscellaneous

    Section 9.1.  Waivers and Amendments; Acknowledgements.

         (a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by Agent or any Lender in exercising any right, power or remedy which Agent or such Lender may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by Agent or such Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on Borrower shall in any case of itself entitle Borrower to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding among the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is Agent, by Agent and (iii) if such party is a Lender, by such Lender or by Agent on behalf of Lenders with the written consent of Majority Lenders (which consent has already been given as provided in Section 9.7). Notwithstanding the foregoing or anything to the contrary herein, Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would: (1) waive any of the conditions specified in Article III (provided that Agent may in its discretion withdraw any request it has made under Section 3.2(f)), (2) increase the commitment of such Lender or subject such Lender to any additional obligations, (3) reduce any fees hereunder, or the principal of, or interest on, such Lender's Note, (4) postpone any date fixed for any payment of any fees hereunder, or principal of, or interest on, such Lender's Note, (5) amend the definition herein of "Majority Lenders" or otherwise change the aggregate amount of Percentage Shares which is required for Agent, Lenders or any of them to take any particular action under the Loan Documents, or (6) release Borrower from its obligation to pay such Lender's Note.

         (b) Acknowledgements and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution party, (ii) it has made an and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by Agent or any Lender as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof,
(iv) neither Agent nor any Lender has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower, on one hand, and Agent and each Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Documents between any of Borrower, Agent and Lenders,
(vii) Agent is not Borrower's Agent, but Agent for Lenders, (viii) should an Event of Default or Default occur or exist Agent and each Lender will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by Agent or any Lender, or any representative thereof, and no such representation or covenant has been made, that Agent or any Lender will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) Agent and all Lenders have relied upon the truthfulness of the acknowledgements in this section in deciding to execute and deliver this Agreement and to make their Loans.

    THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

    THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

    Section 9.2.  Survival of Agreements; Cumulative Nature.  All of
Borrower's various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to Agent and Lenders and all of Agent's and Lenders' obligations to Borrower are terminated. All statements and agreements contained in any certificate or other instrument delivered by Borrower or any Affiliate thereof to Agent or any Lender under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement. The representations, warranties, indemnities, and covenants made by Borrower in the Loan Documents, and the rights, powers, and privileges granted to Agent and Lenders in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to Agent or any Lender of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

    Section 9.3. Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document (provided that Agent may give telephonic notices to Lenders), and shall be deemed sufficiently given or furnished if delivered by personal delivery, by telecopy or telex, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to Borrower at the address of Borrower specified on the signature pages hereto and to Agent and the other Lenders at their addresses specified on the signature pages hereto (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery at the address provided herein, (b) in the case of telecopy or telex, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail; provided, however, that no Request for Loans or Rate Election shall become effective until actually received by Agent.

    Section 9.4. Parties in Interest. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that Borrower may not assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior consent of Majority Lenders. Neither Borrower nor any Affiliates of Borrower shall directly or indirectly purchase or otherwise retire any Obligations owed to any Lender nor will any Lender accept any offer to do so, unless each Lender shall have received substantially the same offer with respect to the same Percentage Share of the Obligations owed to it. If Borrower or any Affiliate of Borrower at any time purchases some but less than all of the Obligations owed to Agent and all Lenders, such purchaser shall not be entitled to any rights of Agent or Lender under the Loan Documents unless and until Borrower or its Affiliates have purchased all of the Obligations.

    SECTION 9.5.  GOVERNING LAW; SUBMISSION TO PROCESS.  EXCEPT TO THE
EXTENT THAT THE LAW OF ANOTHER JURISDICTION IS EXPRESSLY ELECTED IN A LOAN DOCUMENT, THE LOAN DOCUMENTS SHALL BE DEEMED CONTRACTS AND INSTRUMENTS MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES OF AMERICA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK. BORROWER HEREBY AGREES THAT ANY LEGAL ACTION OR PROCEEDING AGAINST BORROWER WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AS AGENT AND LENDERS MAY ELECT, AND, BY EXECUTION AND DELIVERY HEREOF, BORROWER ACCEPTS AND CONSENTS FOR ITSELF AND IN RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. BORROWER AGREES THAT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THE LOAN DOCUMENTS AND WAIVES ANY RIGHT TO STAY OR TO DISMISS ANY ACTION OR PROCEEDING BROUGHT BEFORE SAID COURTS ON THE BASIS OF FORUM NON CONVENIENS. IN FURTHERANCE OF THE FOREGOING, BORROWER HEREBY IRREVOCABLY DESIGNATES AND APPOINTS PRENTICE-HALL CORPORATION SYSTEM, INC., 15 COLUMBUS CIRCLE, NEW YORK, NEW YORK 10023-7773, (212) 373-7500, AS AGENT OF BORROWER TO RECEIVE SERVICE OF ALL PROCESS BROUGHT AGAINST BORROWER WITH RESPECT TO ANY SUCH PROCEEDING IN ANY SUCH COURT IN NEW YORK, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. COPIES OF ANY SUCH PROCESS SO SERVED SHALL ALSO, IF PERMITTED BY LAW, BE SENT BY REGISTERED MAIL TO BORROWER AT ITS ADDRESS SET FORTH BELOW, BUT THE FAILURE OF BORROWER TO RECEIVE SUCH COPIES SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS AS AFORESAID.

BORROWER SHALL FURNISH TO AGENT AND LENDERS A CONSENT OF PRENTICE-HALL CORPORATION SYSTEM, INC. AGREEING TO ACT HEREUNDER PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF AGENT AND LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF AGENT AND LENDERS TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. IF FOR ANY REASON PRENTICE-HALL CORPORATION SYSTEM, INC. SHALL RESIGN OR OTHERWISE CEASE TO ACT AS AGENT OF BORROWER, BORROWER HEREBY IRREVOCABLY AGREES TO (a) IMMEDIATELY DESIGNATE AND APPOINT A NEW AGENT ACCEPTABLE TO AGENT AND LENDERS TO SERVE IN SUCH CAPACITY AND, IN SUCH EVENT, SUCH NEW AGENT SHALL BE DEEMED TO BE SUBSTITUTED FOR PRENTICE-HALL CORPORATION SYSTEM, INC. FOR ALL PURPOSES HEREOF AND (b) PROMPTLY DELIVER TO AGENT AND LENDERS THE WRITTEN CONSENT (IN FORM AND SUBSTANCE SATISFACTORY TO AGENT AND LENDERS) OF SUCH NEW AGENT AGREEING TO SERVE IN SUCH CAPACITY.

    Section 9.6. Limitation on Interest. Agent, Lenders, Borrower and the other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, or provide for interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither Borrower nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Agent and each Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Agent, any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at Agent's, such Lender's or such holder's option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, Agent, Lenders and Borrower (and any other payors thereof) shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. As used in this section the term "applicable law" means the laws of the State of New York or the laws of the United States of America, whichever laws allow Agent and Lenders the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

    Section 9.7. Termination; Limited Survival. In its sole and absolute discretion Borrower may at any time that no Obligations are owing elect in a written notice delivered to Agent to terminate this Agreement. Upon receipt by Agent of such a notice, if no Obligations are then owing this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by Borrower in any Loan Document, any Obligations under Sections 2.11 through 2.13, and any obligations which any Person may have to indemnify or compensate Agent or any Lender shall survive any termination of this Agreement or any other Loan Document. At the request and expense of Borrower, Agent shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents. Agent is hereby authorized to execute all such instruments on behalf of all Lenders, without the joinder of or further action by any Lender.

    Section 9.8.  Severability.  If any term or provision of any Loan
Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

    Section 9.9. Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

    SECTION 9.10.  WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC.  TO THE
EXTENT PERMITTED BY LAW, AGENT, LENDERS AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF SUCH PERSONS OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR AGENT'S AND LENDERS' ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. EACH OF BORROWER, AGENT AND LENDERS HEREBY FURTHER
(a) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (b) CERTIFIES THAT NO PARTY HERETO

NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (c) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

    IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

                                 PLAINS ILLINOIS INC., Borrower


                                 By:/s/ Phillip D. Kramer
                                    ------------------------------------
                                    Phillip D. Kramer, Vice President

                                 Address:
                                 1600 Smith Street, Suite 1500
                                 Houston, Texas  77002
                                 Attention: Phillip D. Kramer, Vice President

                                 Telephone: (713) 654-1523
                                 Telecopy: (713) 654-1414



Percentage                       INTERNATIONALE NEDERLANDEN (U.S.)
   Share    Amount of Loan       CAPITAL CORPORATION,
----------  --------------        Individually as a Lender and as Agent

   100%      $42,000,000
                                 By:/s/ Robi Artman-Hodge
                                    ------------------------------------
                                    Robi Artman-Hodge, Managing Director

                                 Address:
                                 135 East 57th Street
                                 New York, New York  10022-2101
                                 Attention: Robi Artman-Hodge

                                 Telephone: (212) 446-1729
                                 Telecopy: (212) 832-3616